Exhibit 99.1
FOR IMMEDIATE RELEASE
Idenix Pharmaceuticals’ Contacts:
Media: Teri Dahlman (617) 995-9905
Investors: Amy Sullivan (617) 995-9838
IDENIX PHARMACEUTICALS REPORTS FOURTH QUARTER
AND YEAR END FINANCIAL RESULTS
Cambridge, MA , March 2, 2007 — Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of human viral and other infectious diseases, today reported unaudited financial results for the fourth quarter and year ended December 31, 2006. At December 31, 2006, Idenix’s cash, cash equivalents and marketable securities totaled $186.4 million.
For the fourth quarter ended December 31, 2006, Idenix reported total revenues of $15.3 million, compared with total revenues of $18.1 million in the fourth quarter of 2005. Total revenues consist of reimbursement by Novartis of Idenix expenses incurred in connection with the development of Idenix’s product and product candidates, TYZEKA® (telbivudine) and valtorcitabine for the treatment of hepatitis B virus (HBV) and valopicitabine (NM283) for the treatment of hepatitis C virus (HCV); the amortization of the up-front fees received by Idenix in connection with Novartis’ license of TYZEKA, valtorcitabine and valopicitabine; and product sales of TYZEKA in the United States. Idenix reported a net loss of $23.6 million, or a loss of $0.42 per diluted share, for the fourth quarter ended December 31, 2006, compared to a net loss of $14.4 million, or a loss of $0.27 per diluted share, for the fourth quarter ended December 31, 2005.
For the year ended December 31, 2006, Idenix reported total revenues of $67.4 million, compared with total revenues of $64.7 million for the year ended December 31, 2005. Idenix reported total operating expenses of $153.1 million for the year ended December 31, 2006, compared with total operating expenses of $120.2 million for the year ended December 31, 2005. The company reported a net loss of $75.1 million, or a loss of $1.34 per diluted share, for the year ended December 31, 2006, compared with a net loss of $50.8 million, or a loss of $1.03 per diluted share, for the year ended December 31, 2005.
Business Highlights
“In 2006, Idenix continued to evolve from a research and development organization to a company with comprehensive antiviral discovery programs, significant development expertise and commercialization capabilities, culminating with the U.S. approval and launch of our first product, TYZEKA, for the treatment of chronic hepatitis B,” said Jean-Pierre Sommadossi, Ph.D., chairman and chief executive officer of Idenix. “As we advance our hepatitis C product candidate, valopicitabine, in clinical development, we are also actively working to expand our pipeline with complementary HCV drug candidates and novel anti-HIV agents. We are committed to providing better treatment options for patients with viral diseases, building on the foundation that we established in 2006.”

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Major developments realized over the past twelve months are detailed below.
•	In 2006, TYZEKA (telbivudine) was approved by the U.S. Food and Drug Administration (FDA) as a new treatment for patients with chronic hepatitis B. TYZEKA has been shown to effectively suppress replication of the hepatitis B virus.[1] Telbivudine, called SEBIVO® (telbivudine) outside the U.S., received regulatory approval in China and was recommended for approval in the European Union by the European Medicines Agency’s (EMEA) Committee for Medicinal Products for Human Use (CHMP) in the first quarter of 2007. To date, TYZEKA/SEBIVO has been approved in more than 10 countries and is under review with additional regulatory authorities worldwide.

•	We continued to make progress in our hepatitis C program, determining the best valopicitabine dosing regimen to advance in clinical development in treatment-naïve and treatment-experienced patients and initiating a new phase I/II trial to assess the use of valopicitabine in combination with ribavirin. We also worked to expand our HCV program through organic discovery and collaborative research and development; our comprehensive HCV discovery efforts are focused on discovering next-generation drug candidates in each of the major classes of small molecules.

•	Our HIV discovery program generated the filing of exploratory Investigational New Drug (IND) applications for two non-nucleoside reverse transcriptase inhibitor (NNRTI) compounds. The initial micro-dosing (phase 0) study is now complete and we have selected the drug candidate that will be moved into full clinical testing based on its overall profile.
2007 Financial Guidance
The company expects to end 2007 with between $100 million and $110 million of cash, cash equivalents and marketable securities. Included within this guidance are $20 million in regulatory approval milestone payments related to TYZEKA/SEBIVO that the company anticipates receiving from Novartis Pharma AG.
Conference Call Information
Idenix will hold a conference call today at 8:00 a.m. ET. To access the call please dial (800) 774-5358 U.S./Canada or (706) 758-9475 International and enter passcode 9228831 or to listen to a live webcast of the call, go to “Calendar of Events” in the Idenix Investor Center at www.idenix.com. Please log in approximately 10 minutes before the call to ensure a timely connection. An archived webcast will be available on the Idenix website for two weeks after the call. A replay of the call will also be available from 12:00 p.m. ET on March 2, 2007 until 12:00 p.m. ET on March 16, 2007. To access the replay, please dial (800) 642-1687 U.S./Canada or (706) 645-9291 International and enter the passcode 9228831.
About Idenix
Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of human viral and other infectious diseases. Idenix’s current focus is on the treatment of infections caused by hepatitis B virus, hepatitis C virus and HIV. For further information about Idenix, please refer to http://www.idenix.com.
About TYZEKA
TYZEKA 600mg tablets are indicated for the treatment of chronic hepatitis B in adult patients with evidence of viral replication and either evidence of persistent elevations in serum aminotransferases (ALT or AST) or histologically active disease. This indication is based on virologic, serologic, biochemical and histologic responses after one year of treatment in nucleoside-treatment-naïve adult patients with HBeAg-positive and HBeAg-negative chronic hepatitis B with compensated liver disease.

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Important Safety Information About TYZEKA (telbivudine)
•	Lactic acidosis and severe hepatomegaly with steatosis, including fatal cases, have been reported with the use of nucleoside analogues alone or in combination with antiretrovirals.

•	Severe acute exacerbations of hepatitis B have been reported in patients who have discontinued anti-hepatitis B therapy, including telbivudine. Hepatic function should be monitored closely with both clinical and laboratory follow-up for at least several months in patients who discontinue anti-hepatitis B therapy. If appropriate, resumption of anti-hepatitis B therapy may be warranted.

•	Cases of myopathy have been reported with telbivudine use several weeks to months after starting therapy. Myopathy has also been reported with some other drugs in this class. Physicians considering concomitant treatment with these or other agents associated with myopathy should weigh carefully the potential benefits and risks and should monitor and advise patients to report any signs or symptoms of unexplained muscle pain, tenderness or weakness, particularly during periods of upward dosage titration. telbivudine therapy should be interrupted if myopathy is suspected, and discontinued if myopathy is diagnosed.

•	Because telbivudine is eliminated primarily by renal excretion, co-administration of telbivudine with drugs that affect renal function may alter plasma concentrations of telbivudine and/or the coadministered drug. Dose interval adjustment is recommended in patients with creatinine clearance <50mL/min.

•	The safety and efficacy of telbivudine in liver transplant recipients are unknown. If telbivudine treatment is determined to be necessary for a liver transplant recipient who has received or is receiving an immunosuppressant that may affect renal function, such as cyclosporine or tacrolimus, renal function should be monitored both before and during treatment with telbivudine.

•	Patients should be advised that treatment with telbivudine has not been shown to reduce the risk of transmission of HBV to others through sexual contact or blood contamination.

•	Safety and effectiveness of telbivudine in pediatric patients under the age of 16 years have not been established.

•	Frequently occurring adverse events (>5%) in clinical studies were upper respiratory tract infection (14%), fatigue and malaise (12%), abdominal pain (12%), nasopharyngitis (11%), headache (11%), blood CPK increased (9%), cough (7%), nausea and vomiting (7%), influenza and influenza-like symptoms (7%), post-procedural pain (7%), diarrhea and loose stools (7%), and pharyngolaryngeal pain (5%).

•	Creatine kinase (CK) elevations were more frequent among subjects on telbivudine treatment. Grade 3/4 CK elevations occurred in 9% of telbivudine-treated patients and 3% of lamivudine-treated patients.

•	The optimal duration of treatment with TYZEKA has not been established. The relationship of initial treatment response to outcomes such as hepatocellular carcinoma and decompensated cirrhosis are unknown.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as “progress,” “advance,” “expand,” “promising,” “better treatment option,” “continues to evolve” or similar expressions and implied statements with respect to Idenix clinical development programs or commercialization activities in HIV, hepatitis B or C, or any potential pipeline candidates and expectations with respect to cash balances at the end of 2007. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. There can be no guarantees that Idenix will successfully commercialize TYZEKA or SEBIVO (telbivudine), advance any clinic product candidate or other component of our potential pipeline

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in the clinic or in the regulatory process. In particular, management’s expectations could be affected by unsuccessful efforts to commercialize TYZEKA or SEBIVO; unexpected regulatory actions or delays; uncertainties relating to results of clinical trials, including additional data relating to the ongoing clinical trials evaluating its product candidates; the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the company’s dependence on its collaboration with Novartis Pharma AG; the ability of the company to attract and retain qualified personnel; competition in general; and the company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its other product candidates and its discoveries. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2006 and filed with the Securities and Exchange Commission and other filings that the company makes with the Securities and Exchange Commission.
All forward-looking statements reflect the company’s expectations only as of the date of this release and should not be relied upon as reflecting the company’s views, expectations or beliefs at any date subsequent to the date of this release. Idenix anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

[1]	Lai, C. Hepatology. 2005 Oct (42.S1):78A

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IDENIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenues:
License fees and collaborative research and development — related party	$14,826	$18,103	$66,724	$64,418
Product sales	424	—	424	—
Government research grants	58	—	229	300

Total revenues	15,308	18,103	67,377	64,718
Operating expenses (1):
Cost of sales	62	—	62	—
Research and development	23,067	23,449	96,080	86,590
Selling, general and administrative	18,227	10,858	56,954	33,657

Total operating expenses	41,356	34,307	153,096	120,247

Loss from operations	(26,048)	(16,204)	(85,719)	(55,529)
Investment and other income, net	2,270	1,703	9,487	4,038

Loss before income taxes	(23,778)	(14,501)	(76,232)	(51,491)
Income tax benefit	197	121	1,145	714

Net loss	$(23,581)	$(14,380)	$(75,087)	$(50,777)

Basic and diluted net loss per share:	($0.42)	($0.27)	($1.34)	($1.03)

Shares used in calculation of basic and diluted net loss per share:	56,078	53,241	56,005	49,395

(1) Stock-based compensation expenses included in operating expenses amounted to approximately:
Research and development	$646	$(22)	$2,892	$722

Selling, general and administrative	1,218	104	5,745	666

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IDENIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	December 31,	December 31,
	2006	2005

ASSETS
Cash and cash equivalents	$57,211	$83,733
Marketable securities	69,932	95,579
Receivables from related party	12,035	13,723
Other current assets	8,427	6,550

Total current assets	147,605	199,585
Property and equipment, net	17,448	11,051
Marketable securities, non-current	59,208	62,855
Other assets	4,204	4,166

Total assets	$228,465	$277,657

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$23,429	$22,350
Deferred revenue, related party	13,490	9,695
Other current liabilities	527	471

Total current liabilities	37,446	32,516
Long-term obligations	8,523	9,165
Deferred revenue, related party, net of current position	40,471	29,089

Total liabilities	86,440	70,770
Stockholders’ equity	142,025	206,887

Total liabilities and stockholders’ equity	$228,465	$277,657

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